Exhibit 99.B.14

EXHIBIT 14

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights for the Acquiring Fund” and “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our reports, dated December 16, 2011, of The Hartford Fundamental Growth Fund and The Hartford Growth Opportunities Fund included in the Annual Reports to Shareholders for the year ended October 31, 2011, in this Registration Statement for the Hartford Mutual Funds II, Inc. on Form N-14.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” and to the incorporation by reference of our reports, dated December 16, 2011, included in the October 31, 2011 Annual Reports to Shareholders included in the Statement of Additional Information, dated January 30, 2012, of which Statement of Additional Information is incorporated by reference in this Registration Statement for the Hartford Mutual Funds II, Inc. on Form N-14.

/s/Ernst & Young LLP

Minneapolis, Minnesota
September 27, 2012